Exhibit 10.3

LIMITED EXCLUSIVE LICENSE AGREEMENT

Effective when all Parties sign (the “Effective Date”), this Limited Exclusive License Agreement (“Agreement”) is made between ImageWare Systems, Inc., a California corporation (“IMAGEWARE”) and Boston Equities Corporation, a Nevada corporation (“LICENSEE”), with respect to the following facts:

(A)                              IMAGEWARE has developed valuable technology for analysis and processing of digital images;

(B)                                  IMAGEWARE is owner of all rights, title, and interest in and to U.S. Patent No. 5,577,179 entitled “Image Editing System”;

(C)                                  LICENSEE desires to license the Licensed Patent for its exclusive use in defined Fields-of-Use with right to sublicense in defined Fields-of-Use as specified in Schedule A attached hereto; and

(D)                                 IMAGEWARE intends to enter into other Exclusive License Agreements with unrelated third parties in alternate Fields-of-Use.

NOW THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed:

Article I

Definitions

1.                                       Defined Terms.  Terms defined in Article I and elsewhere, parenthetically, in this Agreement, shall have the same meaning throughout the Agreement.  Defined terms may be used in the singular or plural.

2.                                       “Effective Date” shall mean the date of execution by the last party to sign this Agreement.

3.                                       “Field of Use” shall mean the category or categories described in Schedule A.

4.                                       “Licensed Patent” shall mean U.S. Patent Number 5,577,179 entitled “Image Editing System”, issued November 19, 1996.

5.                                       “LICENSEE Consideration” means all considerations received by LICENSEE from any Sub-Licensee in return for the authorization to use, in any form including but not necessarily limited to assignment, license, sub-license, transfer, convey or encumber the Licensed Patent or forego, forgive or waive rights to enforce the Licensed Patent.

6.                                       “Quarterly Statement” shall mean the reporting letter provided to IMAGEWARE by LICENSEE.

7.                                       “ Sub-Licensee” shall mean an entity that acquires from LICENSEE rights to practice a method that is covered by claims in the Licensed Patent; provided, however, that Sub-Licensee shall not include any entity controlling, controlled by, or under common control with LICENSEE.

Article II

Patent License Grant

1.                                       Grant.  IMAGEWARE hereby grants to LICENSEE an exclusive license under the Licensed Patent, specifically including the right to make, have made, use, sell, or offer to sell a product or to practice, sell or offer to sell services using a method that is covered by one or more claims of the Licensed Patent, subject to the Field-of-Use limitations defined hereinafter.  This grant shall be perpetual, royalty-free and shall extend to any entity controlling, controlled by, or under common control with LICENSEE; provided, however that it shall not apply to an entity acquired by LICENSEE if the entity was practicing a claim under the Licensed Patent prior to its acquisition by LICENSEE.

1.1.                              Field-of-Use.  The license granted by IMAGEWARE in Article II, section 1 is limited to LICENSEE’s specific Field-of-Use as defined in Schedule A.

1.2.                              Life of Grant.  This license shall terminate upon expiration of the Licensed Patent.

1.3.                              Territory.  The Licensed Patent is patented in the United States and accordingly, the license is granted in the United States and its territories.  Notwithstanding the foregoing, nothing contained herein shall preclude LICENSEE from selling a product practicing a method that is covered by a claim in the Licensed Patent anywhere in the world.

2.                                       Sub-License Rights.  IMAGEWARE also grants to LICENSEE the right to grant sublicenses to Sub-Licensees, conveying the right to make, have made, use, sell or offer to sell products or to practice, sell or offer to sell services using methods covered by the Licensed Patent within that portion of LICENSEE’s Field-of-Use identified as Sub-Licensable field of use in Schedule A within all or any portion of the Territory specified in Section 1.3.  Any sublicense will be granted only pursuant to the terms of a written Sublicense Agreement, in a form reasonably acceptable to IMAGEWARE.

3.                                       Limitation.  The parties expressly agree that LICENSEE shall not have or acquire any right, title or interest in the Licensed Patent, except in accordance with the provisions of this Agreement.

4.                                       Reservation.  Except for the license rights expressly granted in this Agreement, IMAGEWARE hereby reserves all other rights with respect to the Licensed Patent.   IMAGEWARE hereby expressly reserves the right to make, have made, use, sell, and offer to sell products or to practice, sell, or offer to sell services covered by one or more claims of the Licensed Patent for any purpose and further that IMAGEWARE shall have the right to authorize others to use the products and services that are provided to customers of IMAGEWARE for use by their customers.

Article III

Patent License Payments

1.                                       Royalties.  As consideration for the license granted to LICENSEE, LICENSEE shall pay IMAGEWARE a paid up fee of FIVE HUNDRED THOUSAND DOLLARS ($500,000).  The fee shall be paid FIFTY THOUSAND DOLLARS ($50,000) upon execution hereof and FOUR HUNDRED FIFTY THOUSAND DOLLARS ($450,000) on or before December 1, 2005.

2.                                       Sub-Licensee Fee.  LICENSEE shall pay to IMAGEWARE thirty-five percent (35%) of all LICENSEE Consideration received.

3.                                       Form of Payment.  All monies due under this Agreement are payable in United States dollars.

4.                                       Decision of Invalidity of Licensed Patent. If the Licensed Patent is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on the Licensed Patent will cease as of the date of final decision.  LICENSEE will not be relieved of payment of royalties that have accrued prior to the date of final decision.

Article IV

Accounting and Reporting

1.                                       Quarterly Statement.  LICENSEE shall submit to IMAGEWARE a quarterly statement in sufficient detail to substantiate all LICENSEE Consideration received by LICENSEE for said preceding quarter and the total amount of Sub-Licensee Fees due IMAGEWARE.

1.1                                 Payment of the Sub-Licensee Fees consideration shall be made contemporaneous with the quarterly statement.

2.                                       Records.  LICENSEE shall keep accurate books and records showing: all LICENSEE consideration for each and every Sublicense Agreement.  Books and records must be preserved for and during the term of this Agreement.

3.                                       Audit.   LICENSEE shall, and shall require any Sub-Licensee to, upon written request, provide access to books and records for inspection by representatives or agents of IMAGEWARE at reasonable times.  IMAGEWARE shall bear the fees and expenses of examination except as provided in Section 3.1 below.

3.1.                              Underpayment. In the event the audit reveals an underpayment of fees due hereunder, LICENSEE shall immediately pay such underpayment plus nine percent (9%) interest on the underpaid amount.  If the amount of the underpayment exceeds five percent (5%) of the amount due, then the underpaying LICENSEE shall also pay IMAGEWARE all costs and expenses associated with the audit.

Article V

Representations and Warranties

1.                                       LICENSEE.  LICENSEE makes the following representations and warranties to IMAGEWARE:

1.1.                              LICENSEE will not directly or indirectly cooperate with any third party in an attempt to invalidate or challenge, in any way, the Licensed Patent.

1.2.                              LICENSEE will notify IMAGEWARE within ten (10) business days of the sale, transfer or other disposition of all or substantially all of the assets of the LICENSEE.

2.                                       IMAGEWARE.  IMAGEWARE represents and warrants to LICENSEE that IMAGEWARE has the right to license the Licensed Patent.

2.1.                              Except as otherwise provided, IMAGEWARE shall undertake all actions necessary for prosecution and maintenance of the Licensed Patent, including, but not limited to, payment of maintenance as required by the patent office. Such undertaking may be delegated by IMAGEWARE to a third party; provided, however, any such delegation shall not relieve IMAGEWARE from its responsibility to LICENSEE to take all actions necessary for the prosecution and maintenance of the Licensed Patent under this paragraph.

2.2.                              IMAGEWARE represents on its information and belief that it is the lawful owner of the Licensed Patent and has the right to license the Licensed Patent under this terms of this Agreement.   The transactions contemplated by this Agreement do not conflict with any other material contract to which IMAGEWARE is a party, or by which the Licensed Patent or IMAGEWARE’s assets are bound.  There is no third party consent required to be obtained from a governmental authority or any third party in order to authorize or approve the transactions contemplated herein.

2.3.                              IMAGEWARE represents on its information and belief that it the Licensed Patent is valid.  There is no present claim pending or threatened that purports that the Licensed Patent is invalid, and IMAGEWARE is not aware of any basis for such a claim.

Article VI

Patent Marking and Infringement

1.                                       Patent Marking.  LICENSEE shall mark all products made, used or sold, or, if marking the product is not practical, their containers and documentation included in product packaging shall be marked in accordance with the applicable patent marking laws.  All materials describing or advertising products or services made, used or sold under the terms of this Agreement, shall be marked in accordance with the applicable patent marking laws.

2.                                       Patent Infringement.  If LICENSEE learns of an infringement of the Licensed Patent in its Field-of-Use, LICENSEE shall provide written notice of such alleged infringement to IMAGEWARE with reasonable evidence thereof.  Neither party will notify a third party of infringement of any of the Licensed Patent without first obtaining consent of the other party, which consent will not be unreasonably withheld.

2.1.                              LICENSEE shall have the right to take legal action against any third party to protect against infringement of the Licensed Patent in the Fields of Use.  All costs associated with and relating to such an enforcement or to the defense of the Licensed Patent including costs, fees and expenses shall, with respect to actions initiated pursuant to this Agreement, be the responsibility of LICENSEE.  If LICENSEE fails to initiate an enforcement action is not initiated within four (4) months following the date of notice of infringement, IMAGEWARE shall have the right to enforce the License Patent. LICENSEE shall reimburse any and all costs, fees and expenses of IMAGEWARE incurred in connection with the enforcement or defense of the Licensed Patent during the term of this Agreement within not more than 30 days of tender of request for such payments.

2.2.                              If, upon or in preparation of initiation of legal action for patent infringement, it is determined that standing to bring suit necessitates the joinder of a party not bringing the suit, that party shall join in the suit at the expense of LICENSEE, and shall fully cooperate with, the party bringing the suit.

2.3.                              Recoveries resulting from such legal actions shall be used to reimburse all costs, fees and expenses of the action and any excess recovery shall be considered LICENSEE Consideration subject to the Sub-Licensing Fees identified above.

2.4.                              Each party shall cooperate with the other(s) in litigation proceedings instituted hereunder.  Litigation will be controlled by the party bringing the suit except that counsel for LICENSEE shall be subject to the reasonable approval of IMAGEWARE.

Article VII

Indemnification

1.                                       IMAGEWARE agrees to indemnify, defend and hold harmless LICENSEE against any and all claims, losses, costs, demands, expenses (including attorneys’ fees, and including attorneys’ fees to enforce this indemnity), and liabilities whatsoever arising from, in connection with, or based on (i) any breach by IMAGEWARE of any representation, warranty or covenant of this Agreement.  IMAGEWARE will specifically pay any damages and costs awarded against LICENSEE or paid in settlement and reimburse the expenses LICENSEE incurs in providing assistance to IMAGEWARE or defending against the claim.  IMAGEWARE shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement, unless the parties agree otherwise in writing.  LICENSEE shall give IMAGEWARE prompt written notice of any written threat, warning, or notice of any claim or action that would reasonably appear to trigger the foregoing indemnity and will cooperate with IMAGEWARE in its defense.  LICENSEE shall not be responsible for any settlement entered into without its consent.  LICENSEE must approve the terms of any settlement or compromise that may impose any unidentified or no monetary liability on LICENSEE or its customers.

2.                                       LICENSEE agrees to indemnify, defend and hold harmless IMAGEWARE, its officers, directors and shareholders against any and all claims, losses, costs, demands, expenses (including attorneys’ fees, and including attorneys’ fees to enforce this indemnity) resulting from or arising out of exercise of this license by LICENSEE or any Sub-License. This indemnification includes, but is not limited to product liability or infringement by LICENSEE or Sub-Licensee of a third party’s patent. LICENSEE shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement, unless the parties to this Agreement agree otherwise in writing.  LICENSEE shall not be responsible for any settlement entered into without its consent.

Article VIII

Termination

1.                                       Automatic Termination.  This Agreement shall terminate automatically without need for notification by IMAGEWARE in the following events:

1.1                                 LICENSEE files a petition in bankruptcy or is adjudicated as bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if LICENSEE discontinues or dissolves its business, or if a receiver is appointed for LICENSEE or LICENSEE’s business and such receiver is not discharged within sixty (60) days;

1.2                                 LICENSEE fails to pay or is delinquent in the payment of the Sub-License Fee as required hereunder for two consecutive quarters.

2.                                       Termination by IMAGEWARE.  This Agreement may be terminated by IMAGEWARE for “Cause” by providing written notice of termination and notification of the Cause for such termination to LICENSEE.

2.1.                              Cause.  Cause includes any default of any material provision of this Agreement, including any Field-of-Use violation by the LICENSEE.

2.2.                              Discontinuation of Use.  Upon termination for Cause, LICENSEE shall immediately discontinue use of any product or method under the Licensed Patent.

2.3.                              Cure.  Upon receipt of notice of termination pursuant to this Agreement, the LICENSEE shall have thirty (30) calendar days to cure the Cause identified in the termination notice.

2.4                                 Return of IMAGEWARE Property. A terminated LICENSEE shall return all information relating to this Agreement, including technical, financial and customer information.

3.                                       Termination by LICENSEE.  LICENSEE shall have the right at any time to terminate its participation in this Agreement in whole by giving notice in writing to IMAGEWARE.

4.                                       Survival.  Notwithstanding any termination of this Agreement, the following sections shall survive and continue to be in full force and effect:  Article III, section 2; Article IV, section 1-3;  Article VI, section 2; Article VII; Article IX.   Upon termination of

this Agreement, LICENSEE shall no longer have the right to grant sublicenses to Sub-Licensees.

5.                                       Effect of Termination. If IMAGEWARE terminates this License Agreement for Cause under Article VIII, Section 2, then LICENSEE shall discontinue all use of the Licensed Patent.  If this License Agreement terminates under Article VIII, Section 1 or Section 3, then the termination of the Agreement shall not cause the termination of LICENSEE’s rights under Article II, Section 1.  Upon termination of this License Agreement for any reason, then LICENSEE shall no longer have the right to enter into Sublicense Agreements with Sub-Licensees.  Without further action on its part, LICENSEE shall be deemed to have assigned all of the outstanding Sublicense Agreements with Sub-Licensees to IMAGEWARE.  IMAGEWARE shall, by operation of this provision, be substituted in to each and every Sublicense Agreement, between LICENSEE and any third party, with respect to this Agreement or the subject matter of this Agreement, as Licensor (or Sub-Licensor), as the case may be, in such Sublicense Agreements and such Sublicense Agreements shall continue between IMAGEWARE and such Sub-Licensee in accordance with the terms of such Sublicense Agreement.  IMAGEWARE shall be entitled to retain all Sub-License Fees generated after the termination of this License Agreement.

Article IX

General Terms and Conditions

1.                                       Interpretation.  The captions contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. The language of this Agreement shall be construed as to its fair meaning and not strictly for or against any party.

2.                                       Entire Agreement.  This Agreement and Schedule A set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

3.                                       Waiver.  Any waiver by either party of any obligation under this Agreement must be in writing and shall not be deemed to constitute a waiver of any other provision.  Any waiver by either party shall not constitute a continuous waiver unless otherwise expressly provided. A failure by either party to assert rights arising from any breach or default of this Agreement shall not be regarded as a waiver of rights.  No waiver or toleration implies any continuing or future waiver of rights.

4.                                       Assignment and Transfer.  Except for the right to sublicense contained herein, LICENSEE shall not assign, transfer, convey or encumber (hereinafter “Transfer”) this Agreement, any rights relating to this Agreement or any rights in the subject matter of this Agreement without the prior written consent of IMAGEWARE.  Notwithstanding the foregoing, LICENSEE shall be permitted to assign its rights under this Agreement to (i) an affiliate or subsidiary, or (ii) a person or entity acquiring control of LICENSEE whether by merger, sale of stock, or the sale of substantially all of the assets of

LICENSEE; provided, in each case, that such transferee agrees to be bound by all terms and conditions of this Agreement.

IMAGEWARE may, without consent of LICENSEE, Transfer this Agreement or rights relating to this Agreement or the subject matter of this Agreement.

5.                                       Further Acts.  At any time and from time to time, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

6.                                       Relationship.  The parties to this Agreement are licensor and licensee and nothing in this Agreement shall be deemed or constructed as creating a joint venture or partnership between the parties or confer upon one party any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other.

7.                                       Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties hereto.

8.                                       Counterparts.  This Agreement may be executed in counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts shall be construed together and constitute one and the same instrument.

9.                                       Written Notice.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by facsimile or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section ) with a copy to each of the other party hereto. Any notice or other communication shall be deemed given at the time of receipt thereof.

10.                                 Addresses.  Any written notice and all payments required by this Agreement shall be provided as follows:

10.1.                        If to IMAGEWARE:

IMAGEWARE SYSTEMS, INC.

10883 Thornmint Road

San Diego, CA  92127

ATTN: Jeff Hotze, Controller

10.2                           If to LICENSEE:

Boston Equities Corporation

1660 Union Street, Suite 200

San Diego, CA 92101

ATTN: Ross Lyndon-James

10.3.                        Change in Address.  Each party shall promptly provide written notice of any change in address to the other party.

11.                                 Choice of Law.  This Agreement shall be interpreted and enforced according to the laws of the State of California without reference to conflict of laws principals.

12.                                 Dispute Resolution.  In the event of a dispute arising under this Agreement, the parties involved in the dispute shall first make a good faith attempt to settle the dispute by mediation using a trained mediator with experience in the area(s) to which the dispute pertains.  The parties may be represented by their respective selected counsel, with each party being responsible for its own attorney fees and costs.  The parties agree to cooperate in good faith to select a mutually acceptable mediator and location for the mediation.  If good faith mediation fails to resolve the dispute, or upon expiration of 45 days from the notice of dispute, the dispute may be submitted for binding arbitration before a panel of three independent arbitrators pursuant to the Commercial Rules of the American Arbitration Association.  The Arbitration panel shall be given the equitable powers of specific performance and injunctive relief.  Any order or award of the panel may be submitted to a court of competent jurisdiction for enforcement.

13.                                 Attorney Fees.   Attorney’s fees shall not be recoverable in any dispute related to this Agreement.

IN WITNESS WHEREOF, the parties execute this Agreement at the date, time and place indicated.

IMAGEWARE SYSTEMS INC.

By:
S. James Miller
President and CEO

Date:	September 30, 2005

Location: San Diego, California

BOSTON EQUITIES CORPORATION

By:
Ross Lyndon-James
President and CEO

Date:	September 30, 2005

Location: San Diego, California

SCHEDULE A

EXCLUSIVE FIELDS-OF-USE

I.                                         Licensed Fields-of-Use:

A.                                   Computer Video & Web Conferencing, including applications that operate on servers, desktop and laptop computers, tablet PCs, personal digital assistants (PDAs), mobile phones and other portable devices.

B.                                     Cellular Telephone Applications.

No other Fields of Use are permitted.

II.                                     Sub-Licensable Fields of Use:

A.                                   Computer Video & Web Conferencing, including solutions that operate on servers, desktop and laptop computers, tablet PCs, personal digital assistants (PDAs), mobile phones and other portable devices.

No other Fields of Use are permitted.